EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

                  The following formula was used to calculate the earnings per share in Exhibit 13, page 16, Consolidated Statements of Income of the Annual Report to Shareholders of City Holding Company for the year ended December 31, 1995, included in this report.


     Ratio                                                  Calculation

Earnings Per Share                                            Net Income
                                                          Weighted Average
                                                          Shares of Common
                                                          Stock Outstanding
                                                          for the period


                                       YEAR ENDED DECEMBER 31

                              1995               1994             1993
                              ----               ----             ----

Weighted Average
Shares Outstanding          5,129,260          5,160,105        5,149,265

Net Income
(in thousands)             $    8,718         $    8,141       $    7,645

Per Share Amount           $     1.70         $     1.58       $     1.48


                  No Common Stock equivalents exist and therefore primary and fully-diluted earnings per share are the same.


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